Exibit 99.1

PQ CORPORATION ANNOUNCES SECOND QUARTER 2006 RESULTS

Berwyn, PA — August 14, 2006 — PQ Corporation (“PQ” or the “Company”) today reported its results for the three and six month periods ended June 30, 2006.

On February 11, 2005, affiliates of J.P. Morgan Partners, L.L.C. (“JPMP”), together with certain members of management, completed their acquisition of the Company (the “Acquisition Transaction”). The Company has made an assessment of the fair market value of assets acquired and liabilities assumed, utilizing an independent appraisal firm. The results of this assessment and valuation estimates have been recorded in the balance sheets as of June 30, 2006 and December 31, 2005, and their effects are reflected in the results of operations for the six months ended June 30, 2006 and twenty weeks ended June 30, 2005.

The discussion below of the six months ended June 30, 2005 is based upon the combination of the  consolidated results of operations for the six weeks ended February 11, 2005 (“Predecessor” period) and the  consolidated results of operations for the twenty weeks ended June 30, 2005 (“Successor” period).  This combination represents what we believe is the most meaningful basis for comparison of the six month fiscal 2006 results with those of the six month fiscal 2005 results, although the combination is not in accordance with accounting principles generally accepted in the U.S. (“GAAP”).  We believe that this is the most meaningful basis for comparison because the customer base, products and manufacturing facilities are the same under the Successor as they were under the Predecessor.

Second Quarter Summary

For the quarter ended June 30, 2006, the Company reported record second quarter sales of $189.1 million, up $13.0 million, or 7%, from $176.1 million for the second quarter of 2005.  Our Chemicals division contributed $11.1 million and the Potters division contributed $1.9 million to this growth.  Increased average selling prices and product mix for both the Chemicals and Potters divisions contributed approximately 8% to quarter-over-quarter sales growth while sales volumes were lower by approximately 2%.  The majority of the sales growth attributable to higher average selling prices was due to price increases implemented in response to higher energy, raw materials and transportation costs.  The decrease in volume was primarily the result of the timing of customer orders and resulting larger volume of shipments in the first quarter of 2006.  The effects of foreign currency translation increased sales by approximately 1% due primarily to the strengthening of the Canadian dollar compared to the U.S. dollar.

Adjusted EBITDA (as defined under “Non-GAAP Financial Measures”) was $39.6 million for the second quarter of 2006 compared to $36.1 million in the year ago period, an increase of $3.5 million or 10%.  Adjusted EBITDA for the year ago quarter ended June 30, 2005 was prepared on a pro forma basis, as if the Acquisition Transaction had occurred on January 1, 2005.  The increase in Adjusted EBITDA for the quarter was primarily driven by our Chemicals division as a result of increases in average selling price and product mix, offset by slightly higher Corporate costs as well as increases in feedstock and energy costs.

Net income in the second quarter of 2006 was $3.4 million compared to $2.4 million in the prior year quarter.  In addition to the increases in Adjusted EBITDA described above, contributing to the change in net income (loss) were the following items:

•                  Lower expense relating to purchase accounting of $8.1 million pre-tax for the step-up of inventory sold during the quarter (including the impact of inventory step-up of our equity affiliates);

•                  Lower expense relating to purchase accounting of $2.7 million pre-tax for the step-up of favorable raw materials contracts; offset by

•                  Incremental 2006 interest expense, net in the amount of $2.7 million pre-tax; and

•                  Increased provision for taxes in the amount of $7.6 million, primarily due to the increase in income before taxes and minority interest and the deferred U.S. tax effects on 2006 earnings of

non-U.S. subsidiaries, partially offset by the impact of certain non-deductible 2005 transaction related costs.

Year-to-Date Summary

For the six months ended June 30, 2006, the Company reported sales of $355.8 million, up $40.3 million, or 13%, from $315.5 million for the first half of 2005.  Our Chemicals division contributed $33.0 million and the Potters division contributed $7.3 million to this net sales growth.  Increased average selling prices and changes in product mix contributed approximately 10% to the year-to-date sales growth and increased sales volumes contributed another 3%.  Year-to-date volume and selling prices increases were achieved within both the Chemicals and Potters divisions.  The majority of the sales growth attributable to higher average selling prices was due to price increases implemented in response to higher energy, raw materials and transportation costs.  Volume increases within the Chemicals division were the result of strong demand in several end-markets including that of zeolite-based laundry detergents and oil drilling additives.  Potters volume increases were primarily the result of strong demand for glass beads in North America.

Adjusted EBITDA (as defined under “Non-GAAP Financial Measures”) was $74.9 million for the first half of 2006 compared to $62.4 million in the year ago period, an increase of $12.5 million or 20%.  Adjusted EBITDA for the year ago period ended June 30, 2005 was prepared on a pro forma basis, as if the Acquisition Transaction had occurred on January 1, 2005.  Our Chemicals division contributed $12.2 million and our Potters division contributed another $0.8 million to adjusted EBITDA growth.  Corporate costs, on a pro forma basis, were higher by $0.5 million due to increases in certain professional fees including accounting and tax as well as higher accruals for incentive compensation for the first half of 2006 compared to the prior year.  In summary, this first half increase in adjusted EBITDA was driven by sales volume growth within both divisions as well as increases in selling price and mix and reduced operating costs, offset by increases in feedstock and energy costs and slightly higher corporate costs.  Now that we have passed the one year mark since the inception of our corporate cost restructuring, we are no longer expecting incremental year-over-year savings from this program in the future.  Our focus has now shifted to implementing best practices among our plants, optimizing logistics and gaining manufacturing efficiencies.

Net income for the first half of 2006 was $4.1 million compared to a net loss of $32.5 million in the prior year period. In addition to the increases in Adjusted EBITDA described above, contributing to the change in net income (loss) were the following items:

•                  Lower expense relating to transaction and severance costs of $37.7 million pre-tax consisting primarily of 2005 legal, consulting and non-capitalized financing fees, change-in-control payments to former executives and compensation expense from accelerated vesting of stock options and awards;

•                  Lower expense from purchase accounting of $15.8 million pre-tax for the step-up of inventory sold during the period (including the impact of inventory step-up of our equity affiliates);;

•                  Lower expense relating to purchase accounting of $3.3 million pre-tax for the write-off of in-process research and development; offset by

•                  Higher expense from purchase accounting of $2.4 million pre-tax for the step-up of favorable raw materials contracts;

•                  Incremental 2006 interest expense, net in the amount of $9.3 million pre-tax; and

•                  Increased tax provision in the amount of $16.6 million, primarily relating to the increase in income before taxes and minority interest.

Michael R. Boyce, Chairman and Chief Executive Officer, commented, “We are very pleased with the solid results of the second quarter which builds on the outstanding first quarter results.  I am proud of the dedicated employees of PQ for producing another quarter of record results in the year in which we are celebrating the company’s 175th anniversary.  PQ’s performance in the first half demonstrated its continued attention to pricing, sales volume growth and progress in executing cost management programs.”

Liquidity

The Company’s total debt at June 30, 2006 was $666.0 million compared with $660.5 million as of December 31, 2005. This increase was primarily attributable to funding the typical build in second quarter working capital during the seasonal peak in the Potters highway striping business. Total cash and cash equivalents at June 30, 2006 were $9.8 million and $23.0 million at the end of 2005. A total of $27.7 million was drawn on the revolving credit facility at June 30, 2006 versus $20.0 as of December 31, 2005. Expenditures for the addition of property, plant and equipment and a business acquisition totaled $15.5 million for the first half.  Approximately two-thirds of the 2006 capital spending was for routine replacement of operating machinery and equipment; and health, safety and environment projects and the remainder is for the expansion of production facilities.  In comparison, expenditures for the addition of property, plant and equipment were $12.3 million in the first half of 2005.

SECOND QUARTER CONFERENCE CALL

Management will host its second quarter operating results conference call on August 16, 2006 at 2:00 p.m. Eastern Time.  To access the call, dial 800-399-7899 and reference conference name: PQ Corporation and leader name: Jim Cox.  A replay of the call will be available until August 23, 2006 by dialing 800-642-1687 or 706-645-9291 and referencing ID# 4122858.

Please note:  Recording of the call is prohibited without the express written consent of PQ.

ABOUT PQ CORPORATION

PQ (www.pqcorp.com) is a leading producer of inorganic specialty chemicals and engineered glass materials.  The Company conducts operations through two principal businesses: the Chemicals division, which develops, manufactures and sells silicate-based specialty chemicals, and the Potters division, which manufactures and sells highly engineered solid and hollow glass spheres.  The Company’s products are used in a variety of predominantly niche applications in a diverse range of industrial, consumer and governmental end-markets.  The Company operates 57 manufacturing sites in 19 countries on five continents and has one of the most comprehensive global manufacturing and distribution networks serving customers in PQ’s end-markets.

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with GAAP, PQ also discloses Adjusted EBITDA, which is a non-GAAP measure, on a pro forma basis as if the Acquisition Transaction had occurred on January 1, 2005.  Management believes that presenting Adjusted EBITDA as a supplemental measure is important for investors to better understand the Company’s underlying operational and financial performance and to facilitate comparison of results between periods.  However, you should not consider Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of PQ’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as a measure of cash flows or as a liquidity measure.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization as further adjusted to eliminate the impact of a number of items the Company does not consider indicative of the Company’s ongoing operating performance and to give effect to certain other items. The Company presents Adjusted EBITDA because the Company considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in PQ’s industry, many of which present Adjusted EBITDA when reporting their results.  Although management believes that providing this additional information to investors regarding PQ’s ability to meet debt service, capital expenditures and working capital requirements enables investors to better assess and understand operating performance, management does not intend for the information to be considered in isolation or as a substitute for GAAP measures.  Other companies may define Adjusted EBITDA or similar measures differently.

In addition, PQ’s credit agreement and indenture use Adjusted EBITDA to measure its compliance with covenants such as interest coverage and debt incurrence. Adjusted EBITDA is also widely used by the Company and others in PQ’s industry to evaluate and price potential acquisition candidates.

The most directly comparable GAAP measure to Adjusted EBITDA is income (loss) before income taxes and minority interest.  Included in this release is a reconciliation of income (loss) before income taxes and minority interest to Adjusted EBITDA for 2006 results compared to 2005 results.

SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

The following important factors could affect future results: changes in demand for PQ’s products; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; fluctuations in energy prices; changes in end-use markets in which PQ’s products are sold; changes in general economic conditions and competition in North America, Europe and other locations in which PQ does business; technological changes affecting production; government and environmental laws and regulations and changes in those laws and regulations; the PQ’s high level of indebtedness; and risks related to the implementation of the Company’s business strategies and plans.

Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Successor
	June 30,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$9,823	$22,972
Receivables, net	117,211	90,714
Inventories	94,558	84,239
Prepaid and other current assets	25,926	38,333
Total current assets	247,518	236,258

Investments in affiliated companies	65,424	64,417
Property, plant and equipment, net	320,351	318,337
Goodwill	233,316	234,483
Tradenames	53,000	53,000
Other intangible assets, net	67,658	77,650
Other long-term assets	35,414	45,728
Total assets	$1,022,681	$1,029,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolver, notes payable and current maturities of long-term debt	$34,061	$26,689
Cash overdraft	5,484	9,957
Accounts payable	53,381	51,302
Accrued liabilities	50,677	53,978
Total current liabilities	143,603	141,926

Long-term debt	631,935	633,821
Deferred income taxes	118,373	127,806
Other long-term liabilities	85,187	74,714
Minority interest in equity of subsidiaries	4,922	5,047
Commitments and contingencies
Stockholders’ equity	38,661	46,559
Total liabilities and stockholders’ equity	$1,022,681	$1,029,873

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Successor
	Three months ended June 30,
	2006	2005

Sales	$189,127	$176,095
Cost of goods sold	143,977	137,815

Gross profit	45,150	38,280

Selling, general and administrative expenses	20,696	19,843
Other operating expense	3,013	2,476

Operating income	21,441	15,961

Equity in net income (loss) of affiliated companies	2,279	(3,730)
Interest expense, net	13,037	10,303
Other expense	254	168

Income before income taxes and minority interest	10,429	1,760

Provision (benefit) for income taxes	6,844	(732)
Minority interest	192	65

Net income	$3,393	$2,427

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Successor		Predecessor
	Six months	Twenty weeks	Six weeks
	ended	ended	ended
	June 30,	June 30,	February 11,
	2006	2005	2005

Sales	$355,869	$251,308	$64,195
Cost of goods sold	275,543	203,996	48,576

Gross profit	80,326	47,312	15,619

Selling, general and administrative expenses	39,423	36,515	11,221
Other operating expense	7,648	19,106	12,267

Operating income (loss)	33,255	(8,309)	(7,869)

Equity in net income (loss) of affiliated companies	5,697	429	(265)
Interest expense, net	25,677	15,654	771
Other expense	47	7,273	356

Income (loss) before income taxes and minority interest	13,228	(30,807)	(9,261)

Provision (benefit) for income taxes	8,823	(5,214)	(2,522)
Minority interest	310	137	59

Net income (loss)	$4,095	$(25,730)	$(6,798)

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Successor		Predecessor
	Six months	Twenty weeks	Six weeks
	ended	ended	ended
	June 30,	June 30,	February 11,
	2006	2005	2005
Net cash provided by (used for) operating activities	$3,013	$(21,099)	$(6,965)

Cash flows from investing activities:
Purchases of property, plant and equipment	(14,376)	(9,974)	(2,358)
Purchase of other intangible assets	(1,122)	—	—
Merger consideration	—	(626,000)	—
Merger costs, capitalized	—	(6,485)	—
Net cash used for investing activities	(15,498)	(642,459)	(2,358)

Cash flows from financing activities:
Revolvers, notes payable and cash overdrafts, net	3,032	4,158	44,857
Issuance of long-term debt	—	335,000	—
Issuance of senior notes	—	275,000	—
Debt acquisition costs	—	(16,503)	—
Repayments of long-term debt	(2,224)	(115,112)	—
Proceeds from issuances of treasury stock	—	—	1,161
Purchases of stock	—	—	(47)
Equity contribution	—	163,600	—
Distributions to minority interests	(342)	—	—
Dividend distribution	(1,613)	—	—
Net cash (used for) provided by financing activities	(1,147)	646,143	45,971

Effect of exchange rate changes on cash	483	(294)	(700)

Net change in cash and cash equivalents	(13,149)	(17,709)	35,948

Cash and cash equivalents at beginning of period	22,972	48,757	12,809

Cash and cash equivalents at end of period	$9,823	$31,048	$48,757

PQ CORPORATION AND SUBSIDIARIES
PRO FORMA (*) ADJUSTED EBITDA
(in thousands)

	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2006	2005	2006	2005

Income (loss) before taxes and minority interest	$10,429	$1,760	$13,228	$(40,068)
Minority interest	(192)	(65)	(310)	(196)
Interest expense, net	13,037	10,304	25,677	16,425
Depreciation and amortization	11,828	8,511	23,371	21,002

EBITDA	35,102	20,510	61,966	(2,837)

Favorable raw materials contracts (a)	3,132	5,850	8,271	5,850
Inventory step-up (b)	—	2,818	—	10,519
In-Process R&D (c)	—	—	—	3,338
Equity in earnings of affiliates step-up (d)	297	5,506	595	5,634
Losses (gains) on long-lived assets	(8)	10	15	(166)
Operational restructuring charges (e)	125	42	2,535	9,533
Non-recurring environmental, legal and other costs (f)	10	—	(35)	798
Management advisory fees	500	—	1,000	—
Transaction-related costs (g)	465	1,361	543	28,743
Adjusted EBITDA	$39,623	$36,097	$74,890	$61,412

Pro forma adjustments (*):
Pension/OPEB amortization (h)	—	—	—	430
Legacy shareholder costs (i)	—	—	—	585
Proforma adjusted EBITDA	$39,623	$36,097	$74,890	$62,427

* Additional adjustments made after giving pro forma effect to the Acquisition Transaction as if it had occurred January 1, 2005.

Note: The Adjusted EBITDA of the Predecessor and Successor periods have been combined in order to present the six months ended June 30, 2005.

(a)             Represents the amortization expense of the step-up in fair value of long-term contracts to purchase raw materials.

(b)            Represents the non-cash impact on cost of goods sold relating to the step-up in inventory.

(c)             In-process R&D represents the write off of in-process research and development that was capitalized and immediately written off in purchase accounting.

(d)            Represents amortization of step-up in inventory and intangible assets that were established in purchase accounting as a result of the fair market value adjustment to the Company’s investments in equity affiliates.

(e)             Represents one-time plant rehabilitation costs and an accrued executive retention bonus. The adjustment for the six months ended June 30, 2005 represents change in control payments to former officers and directors of the Company.

(f)               The six months ended June 30, 2005 includes a non-cash charge for accretion of shares subject to mandatory redemption and non-recurring environmental costs.

(g)            Represents non-recurring Acquisition Transaction related costs such as make-whole payments on predecessor debt, broker fees, sponsor fee, accelerated vesting of predecessor stock options, transaction bonuses paid to certain employees and fees for legal and accounting services.

(h)            Represents the pro forma effect of the purchase accounting adjustment to the financial statements for defined benefit pension plans and retiree health benefit plans.

(i)                Represents costs incurred under predecessor ownership that will no longer be incurred, including certain board of director expenses, corporate charitable contributions and shareholder relation costs.